Exhibit (a)(21)
Payment Mechanics for Shares held at Solium
As you are aware, you own Argon ST shares and hold at least some of them in your Solium account. The shares you hold in your Solium account you acquired through one of two ways: 1) purchases under the Employee Stock Purchase Plan since June 2009 and/or 2) vesting in Restricted Stock Awards or Restricted Stock Units since June 2009.
You should have received a tender package for the shares in your Solium account. If you choose to tender those shares, once the tender is complete, the proceeds from the tender will be distributed to you. If you choose not to tender those shares, then upon the completion of the merger, the proceeds from the merger will be distributed to you. You have 3 alternatives as to how you will receive your tender or merger proceeds.

				Time it takes to
Option Number	Name of Option	Fee	Description	Receive Proceeds
1	Wire to Bank Account	$20 domestic / $40 international	Money will be deposited directly to any financial account you choose (i.e. savings, checking, broker account, etc.)	Approximately 5 business days after the close of the tender (or merger if you do not tender your shares)

2	ACH	$5	Money will be deposited directly to your checking account (MUST BE A US CHECKING ACCOUNT)	Approximately 5 business days after the close of the tender (or merger if you do not tender your shares)

3	Check	$10	The check will be mailed to your address of record with Argon ST.	Approximately 5 business days after the close of the tender (or merger if you do not tender your shares)
If you do not have bank information set up with Solium, you will receive your tender or merger proceeds by check. Otherwise, Solium will distribute your tender or merger proceeds via ACH or wire transfer, based on the information you have set up for your Solium account. If you have both ACH and wire transfer information set up, your proceeds will be distributed via ACH.
If you wish to receive your proceeds via wire transfer or ACH, you must log in to your Solium account by no later than midnight on Wednesday, August 4th and enter your banking information. To enter your banking information please following the following steps:
1)	Go to www.solium.com

2)	Log in. If you forget your user name or password, please contact Solium directly at 1-877-380-7793.

3)	Click on “Personal Profile and Passwords” located at the top of your screen.

4)	Click on “Manage Financial Institution” located on the left side of your screen.

5)	Click “Add Banking Information.”

6)	Click either “Wire to bank account” or “ACH” and enter the required information.

7)	Click “Confirm.”
If you have previously entered banking information into Solium and you DO NOT wish to use this banking information for the distribution of tender or merger proceeds, you MUST delete the banking information by no later than midnight on Wednesday, August 4th via your Solium account.
If you have any questions, please contact Megan Filippi at 703-995-5682 or Solium at 1-877-380-7793.

Important Information about the Tender Offer
     This email communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and related tender offer documents, filed by The Boeing Company with the Securities and Exchange Commission (the “SEC”) on July 8, 2010. Argon ST, Inc. filed a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC on July 8, 2010. These documents, as amended from time to time, contain important information about the tender offer and Argon ST, Inc. stockholders are urged to read them carefully before any decision is made with respect to the tender offer. The tender offer materials are available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer materials are available free of charge to all stockholders of Argon ST, Inc. at www.argonst.com or by contacting Argon ST, Inc. at 12701 Fair Lakes Circle, Suite 800, Fairfax, Virginia 22033, (703) 322-0881.